(d)(29)(b)
JOHN HANCOCK FUNDS II
AMENDMENT TO SUBADVISORY AGREEMENT
TEMPLETON INVESTMENT COUNSEL LLC
     AMENDMENT made as of this 25th of June, 2010 to the Subadvisory Agreement dated October 17, 2005, as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Templeton Investment Counsel LLC (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.
2. EFFECTIVE DATE
     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II and (ii) execution of the Amendment.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:	/s/ Bruce R. Speca
Bruce R. Speca
Executive Vice President

TEMPLETON INVESTMENT COUNSEL, INC.
By:	/s/ Gary Motyl
	Name:	Gary Motyl
	Title:	President

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Excess Over
	First $150 million of	Next $150 million of	$300 million of
Portfolio	Aggregate Net Assets*	Aggregate Net Assets*	Aggregate Net Assets#*
International Value Fund

#	When Aggregate Net Assets for the International Value Fund exceed $300 million, the Subadviser fee is 0.350% on all net assets of the International Value Fund.

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)

International Value Fund	John Hancock Trust
Global Trust
Income Trust
International Value Trust
Mutual Shares Trust
John Hancock Funds II
Global Fund
Income Fund
International Small Cap Fund
Mutual Shares Fund
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets

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divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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